Exhibit 12.1

August 23, 2023

Gentlemen:

We are acting as counsel to The3rdBevCo, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, of the Company’s Offering Statement on Form 1-A. The Offering Statement covers 13,125,000 shares of Common Stock of the Company (the “Shares”), which include 8,750,000 shares to be qualified under Regulation A (the “Underlying Shares”) and 4,375,000 potential bonus shares (the “Bonus Shares”). The Bonus Shares are allocated such that 437,000 shares may be issued based on whether the investor has previously invested in the Company and 3,937,500 shares may be issued based the amount invested by an investor. All Shares, including Bonus Shares, will be qualified under Regulation A upon approval by the Commission.

In our capacity as such counsel, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction, of the Offering Statement, the form of Subscription Agreement and such corporate records, documents, certificates and other agreements and instruments as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed.

On the basis of such examination, we are of the opinion that:

1.	The Shares, collectively and each in their own party, have been duly authorized by all necessary corporate action of the Company, and the Company has sufficient shares authorized and unencumbered to fulfill the underlying offering.

2.	The Shares, collectively and each in their own party, constitute, each in their own regard, valid and binding obligations of the Company enforceable against the Company according with the terms described therein.

3.	When issued and sold by the Company against payment therefor pursuant to the terms of the Subscription Agreement or when qualified, pursuant to the terms of the bonus program described in the Form 1-A, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the use of our name in the Offering Statement and we also consent to the filing of this opinion as an exhibit thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ William R. Eilers
Eilers Law Group, P.A.